EXHIBIT 3.9

CERTIFICATE OF DETERMINATION OF PREFERENCES OF SHARES OF

CLASS II PREFERRED STOCK OF

MINISTRY PARTNERS INVESTMENT CORPORATION,

A CALIFORNIA CORPORATION

The undersigned, Billy M. Dodson and Van C. Elliott hereby certify that:

1.       They are the duly elected and acting President and Secretary, respectively, of said corporation.

2.       The authorized number of shares of the corporation's preferred stock is 1,000,000 and the number of shares constituting the Class II Preferred Shares (that is, the series affected by this Certificate of Determination and the resolution set forth below) is 75,000. None of the shares of that series have been issued.

3.       Pursuant to authority given by said corporation's Articles of Incorporation, the Board of Directors of the corporation has duly adopted and approved the following resolutions:

                                            RESOLUTION OF BOARD OF DIRECTORS

WHEREAS, the Articles of Incorporation of this corporation provide for a class of shares known as preferred stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

WHEREAS, this corporation has not issued any shares of such preferred stock and the Board of Directors of this corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges, and restrictions relating to the initial series of said preferred stock and the number of shares constituting and the designation of said series;

IT IS THEREFORE RESOLVED, that the Board of Directors hereby authorizes the original issuance of a series of preferred shares that shall be designated and known as Class II Preferred Stock. The number of shares of this series shall be seventy five thousand (75,000). All shares of this series are subject to the following rights, preferences, privileges and restrictions.

(a)     Liquidation Preference.  The Liquidation Preference of the Class II Preferred Stock is one hundred dollars ($100) per share.

(b)     Dividends.  Each share of the Class II Preferred Stock shall be entitled to receive such dividends, when, as and if declared by the Board of Directors out of funds at the time legally available therefor.

(c)     Preference to Dividends.  The Class II Preferred Stock shall have priority as to dividends and other distributions (herein referred to as "dividends") over the corporation's common stock and any series or class of the corporation's stock heretofore or hereafter issued (referred to as "junior dividend stock"), except the Class II Preferred Stock shall be on parity with the Class I Preferred Stock, and except the Class II Preferred Stock shall be junior to the Series A Preferred Stock heretofore authorized and shall be junior to or on parity with any other class or series of preferred stock which the corporation may issue which is, by its express terms, senior to the Class II Preferred Stock ("senior dividend stock") or on parity with the Class II Preferred Stock ("parity dividend stock"). No dividend (other than dividends payable solely in common stock or any series or class of junior dividend stock) shall be declared, paid or set apart for payment on, and no purchase or other acquisition shall be made by the corporation of any common stock or junior dividend stock unless all accrued and unpaid dividends on the Class II Preferred Stock shall have been declared and paid or set apart for payment. No dividend shall be paid on any parity dividend stock unless the corporation shall have declared and paid or set aside for payment, or shall have contemporaneously declared and paid or set apart for payment, all accrued and unpaid dividends for all prior periods on the Class II Preferred Stock. The corporation shall not pay dividends on the Class II Preferred Stock unless it shall have declared and paid or set aside for payment or shall have contemporaneously declared and paid or set apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Class II Preferred Stock or any parity dividend stock, all dividends declared on the Class II Preferred Stock and such parity dividend stock shall be declared and made pro rata so that the amount of dividends declared per share on the Class II Preferred Stock and such parity dividend stock shall bear the same ratio that accrued and unpaid dividends per share on the Class II Preferred Stock and such parity stock bear to each other.

(d)     Redemption.

(i)       The corporation may, at its sole election, on December 31, 2007 and on each December 31st thereafter (a "redemption date"), redeem any or all of the shares of Class II Preferred Stock for cash, in whole or in part, for an amount equal to the Liquidation Preference of each share of Class II Preferred Stock redeemed, plus any accrued and unpaid dividends on such shares, whether or not declared. If fewer than all of the outstanding shares of Class II Preferred Stock are to be redeemed, the corporation shall select those to be redeemed pro rata or by lot as the Board of Directors may determine. In the event that the corporation shall have failed to pay accrued dividends on the Class II Preferred Stock, it shall not redeem any of the then outstanding Class II Preferred Stock (except as allowed under the sinking fund provisions) until all such accrued and unpaid dividends and the then current annual dividends, pro rated until the redemption date, shall have been paid in full, or provided for, on all shares of Class II Preferred Stock.

(ii)      Notice of redemption shall be mailed at least ninety (90) days prior to the applicable redemption date to each holder of record of the Class II Preferred Stock to be redeemed at the holder's address shown on the stock transfer books of the corporation. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of the Class II Preferred Stock called for redemption, and all rights of the holders of the Class II Preferred Stock will terminate except the right to receive the redemption price without interest, which shall be paid within 10 days of the redemption date.

(e)     Preference Upon Liquidation.  In the event of any liquidation, dissolution or winding up of the corporation, each share of Class II Preferred Stock shall be entitled to receive, out of legally available assets, an amount equal to the Liquidation Preference, plus an amount equal to any accrued and unpaid dividends on such share to the date such liquidation, and no more, before payment or distribution is made to the holders of the corporation's common stock or any series or class of the corporation's stock hereafter issued that ranks junior as to the liquidation rights of the Class II Preferred Stock. The holders of the Class II Preferred Stock shall not be entitled to receive the Liquidation Preference on such shares until the Liquidation Preferences of any other series or class of the corporation's stock hereafter issued that ranks senior as to liquidation rights of the Class II Preferred Stock ("senior liquidation stock") has been paid in full. The holders of the Class II Preferred Stock and all other series or classes of the corporation's stock hereafter issued that ranks on a parity as to liquidation rights with the Class II Preferred Stock shall share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the Liquidation Preferences of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the Liquidation Preference of the shares of Class II Preferred Stock (and the payment of dividends thereon as provided above), the holders of such shares shall not receive any further participation in any distribution of the corporation's assets. Neither a consolidation, merger or other business combination of the corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the corporation.

(f)      Voting Rights.

(i)       So long as any Class II Preferred Stock is outstanding, the corporation shall not, without the affirmative vote of the holders of record of at least two-thirds of the shares of the Class II Preferred Stock then outstanding, voting separately as a class:

(a)     amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class II Preferred Stock;

(b)     authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of a class or series which ranks senior to or on a parity with the Class II Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the corporation;

(c)     affect any reclassification of the Class II Preferred Stock; or

(d)     effect the merger of the corporation with another corporation or entity, exchange of shares, or sale of all or substantially all of the assets of the corporation if the corporation's shareholders prior to such merger, share exchange  or  sale  will  own  less  than  50% of  the  shares  of the surviving (in case of a merger) or acquiring (in the case of an exchange of shares or sale of assets) corporation or entity immediately following such merger, share exchange or sale. Holders of Class II Preferred Stock will not have the right to vote for the election of directors in any circumstances.

(g)     Notice of Corporate Action.  The corporation shall give the holders of record of the Class II Preferred Stock at least twenty (20) days prior written notice of: (a) the granting by the corporation to all holders of its common stock of rights to purchase any shares of capital stock or other rights; (b) any reclassification of common stock, or consolidation of the corporation with, or merger of the corporation into, any other persons, any merger of any person into the corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock); or (c) any sale or transfer of all or substantially all of the assets of the corporation.

RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this corporation are each authorized to execute, verify, and file in the Office of the California Secretary of State a Certificate of Determination in accordance with this resolution and California law.

We further declare under penalty of perjury under the laws of the State of California, that the matters set forth in this Certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate on August 17, 2006.

/s/ Billy M. Dodson

Billy M. Dodson

/s/ Van C. Elliott

Van C. Elliott